UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Turtle Beach Corporation

(Name of Registrant as Specified In Its Charter)

N/A

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TURTLE BEACH CORPORATION

11011 Via Frontera, Suite A/B

San Diego, California 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 12, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Turtle Beach Corporation (the “Company”) to be held at 9:00 a.m. local time on Tuesday, June 12, 2018, at the Hotel Karlan San Diego, 14455 Penasquitos Drive, San Diego, California 92129 for the following purposes:

1.	To elect six members to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified;

2.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To approve a one-time stock option exchange program to permit the Company to cancel certain outstanding stock options held by certain of its employees (including our executive officers) and our non-employee directors in exchange for new or replacement options exercisable at a reduced exercise price for a reduced number of shares of our common stock (with the balance returned to the 2013 Plan (as defined below) share reserve;

4.	To approve an amendment to the Company’s 2013 Stock-Based Incentive Compensation Plan (as amended, the “2013 Plan”), to (x) increase the total number of shares of Common Stock authorized for grant under the 2013 Plan from 1,362,500 shares to 2,862,500 shares, (y) increase the maximum number of shares of Common Stock available for grant to any individual plan participant in a calendar year from 112,500 shares to 500,000 shares and (z) assuming Proposal 3 is approved, exclude the replacement options issued in the option exchange from the calculation of such individual plan participant limit; and

5.	To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

Additional details regarding the meeting, the business to be conducted, and information about Turtle Beach Corporation that you should consider when you vote your shares are described in our Proxy Statement. You may vote if you were a record owner of Turtle Beach Corporation common stock at the close of business on April 18, 2018.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may hold. Even though you may plan to attend the Annual Meeting in person, please promptly vote using one of the following methods: by telephone, by calling the toll-free telephone number printed on your proxy card; on the Internet, by accessing the website address printed on your proxy card; or by completing, signing and returning the enclosed proxy card in the enclosed postage-prepaid return envelope. Voting by any of these methods will not prevent you from attending the Annual Meeting and voting in person. You may change or revoke your proxy at any time before it is voted.

We hope that you will be able to attend the Annual Meeting of Stockholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting. Your vote is extremely important, and we appreciate you taking the time to vote promptly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 12, 2018.

The Proxy Statement and the other proxy materials are also available online at www.proxyvote.com

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Juergen Stark Juergen Stark
Chief Executive Officer and President

April 30, 2018

As used in this proxy statement, references to “Turtle Beach,” the “Company,” “we,” “us,” “our” and similar references refer to Turtle Beach Corporation. In addition, unless otherwise indicated all share and per share amounts are presented after giving effect to our 1-for-4 reverse stock split effected on April 6, 2018.

TURTLE BEACH CORPORATION

11011 Via Frontera, Suite A/B

San Diego, California 92127

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2018

ABOUT THE MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Turtle Beach Corporation (also referred to as “we,” “us,” “Turtle Beach” and the “Company”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 30, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting in person?

The meeting will be held on Tuesday, June 12, 2018 at 9:00 a.m. local time at the Hotel Karlan San Diego, 14455 Penasquitos Drive, San Diego, California 92129. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote?

Only stockholders of record as of the close of business on April 18, 2018, the (“Record Date”), are entitled to vote. On that day, approximately 12,347,007 shares of our common stock (the “Common Stock”) were outstanding and eligible to vote, and there were approximately 954 record holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Turtle Beach Corporation, 11011 Via Frontera, Suite A/B, San Diego, California 92127 beginning June 2, 2018. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting by contacting the Secretary of the Company. The actual number of shares of Common Stock outstanding and eligible to vote on the Record Date will be reported in the Company’s Current Report on Form 8-K reporting the results of the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. Thus, the holders of approximately 6,173,504 shares must be present in person or represented by proxy at the meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What am I voting on?

There are four matters scheduled for a vote:

Proposal 1: To elect six members to the Board to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified.

Proposal 2: To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proposal 3: To approve a one-time stock option exchange program (the “Option Exchange”) to permit the Company to cancel certain outstanding stock options held by certain of its employees (including our executive officers) and non-employee directors (the “Eligible Participants”) in exchange for new or replacement options exercisable at a reduced exercise price for a reduced number of shares of our common stock (with the balance returned to the 2013 Plan (as defined below) share reserve).

Proposal 4: To approve an amendment (the “Amendment”) to the Company’s 2013 Stock-Based Incentive Compensation Plan (as amended, the “2013 Plan”), to (x) increase the total number of shares of Common Stock authorized for grant under the 2013 Plan from 1,362,500 shares to 2,862,500 shares, (y) increase the maximum number of shares of Common Stock available for grant to any individual plan participant from 112,500 shares to 500,000 shares and (z) assuming Proposal 3 is approved, exclude the replacement options issued in the Option Exchange from the calculation of such individual plan participant limit.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present in person or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Stockholders can choose among the following methods to vote:

Via the Internet — Stockholders can vote by voting their shares via the Internet as instructed on the website identified in the Notice. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for stockholders of record is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 11, 2018.

By Telephone — The Notice includes a toll-free number you can call to request printed copies of proxy materials. Telephone voting for stockholders of record is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 11, 2018.

By Mail — Stockholders who receive a paper Proxy Card may elect to vote by mail by completing, signing and dating their Proxy Card and mailing it in the pre-addressed envelope that accompanies the delivery of a paper Proxy Card. Proxy Cards submitted by mail must be received prior to the Annual Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper Proxy Card according to the instructions contained in the Notice, and then completing, signing and dating the Proxy Card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

At the Annual Meeting — Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and you bring such proxy to the Annual Meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote via the Internet, by telephone or by mailing a Proxy Card, we will vote your shares as you direct. For the election of directors (Item 1), you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the ratification of our Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm (Item 2), the approval of the Option Exchange (Item 3) and the approval of the Amendment to the 2013 Plan, you may, in each case, vote “for” or “against” the ratification or approval, as applicable, or you may abstain from voting on the ratification or approval, as applicable.

How does the Board recommend I vote?

The Board unanimously recommends the following votes:

•	FOR each of the Board’s nominees for election to serve until the Annual Meeting of Stockholders in 2019 and until their successors are duly elected and qualified (Item 1);

•	FOR the ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Item 2);

•	FOR the approval of the Option Exchange (Item 3); and

•	FOR the approval of the Amendment to the 2013 Plan (Item 4).

Can I change my vote after submitting my proxy? What if I return a proxy card or otherwise vote but do not make specific choices?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to the corporate Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above. Unless properly revoked, properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided and if no directions are provided on such properly executed and delivered proxy, those shares will be voted by one of the individuals named on your proxy card, specifically (1) in favor of our nominees for directors, (2) in favor of the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018, (3) in favor of the Option Exchange and (4) in favor of the Amendment to the 2013 Plan. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of not more than three people, to whom you wish to give your proxy.

How many votes are needed to approve each proposal? How are votes counted? What are broker non-votes?

The Annual Meeting will be held if a quorum is represented at the Annual Meeting in person or by proxy.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the Annual Meeting for purposes of obtaining a quorum. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NASDAQ, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the Option Exchange and the Amendment to the 2013 Plan, as well as the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Because the ratification of the selection of BDO USA, LLP is considered a “routine” matter, brokers or nominees can vote shares for which they did not receive instructions with respect to that proposal.

Therefore, you must vote your shares if you want them to be counted in the election of directors (Item 1), the approval of the Option Exchange (Item 3) or the approval of the Amendment to the 2013 Plan (Item 4). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm (Item 2).

Because each director nominee is elected by the affirmative vote of the holders of a plurality of the shares of Common Stock voted (meaning that the director nominees who receive the highest number of shares voted “for” their election are elected), “withhold” votes and broker non-votes are not considered votes cast for the foregoing purposes, and will have no effect on the election of directors (Item 1). The ratification of the appointment of BDO USA, LLP (Item 2), approval of the Option Exchange (Item 3) and the Amendment to the 2013 Plan (Item 4) each require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved). Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether Item 2 has been approved, abstentions have the same effect as negative votes. Broker non-votes will have no effect on the vote for Items 2, 3 or 4.

Who will count the vote?

The votes will be tabulated by Joe Azevedo, the Company’s Senior Director of Financial Planning & Analysis and the inspector of elections appointed by the Board for the Annual Meeting.

Where can I find the results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days of the Annual Meeting.

Who is soliciting this proxy?

Solicitation of proxies is made on behalf of the Board. The cost of soliciting proxies, including preparing, assembling and mailing the Notice, Proxy Statement, form of proxy and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by us, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by e-proxy and/or by mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. We may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

What if I can’t attend the Annual Meeting?

If you are unable to attend the Annual Meeting in person and you intend to vote, you may vote your shares by proxy, via the Internet, by telephone or by mail by the applicable deadline.

Who can help answer your questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, requests should be directed as described below:

Turtle Beach Corporation

c/o Liolios Group

20371 Irvine Avenue, Suite A-100

Newport Beach, California 92660

Attn: Cody Slach

Phone: (949) 574-3860

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 12, 2018.

The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are both available free of charge at corp.turtlebeach.com. We will provide without charge to each person to whom this Proxy Statement has been delivered (whether by mail or through the Internet), on the request of any such person, up to two additional copies per request of our Annual Report, including the consolidated financial statements and financial statement schedule.

We make available free of charge through our Internet website (corp.turtlebeach.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain other forms and reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

CORPORATE GOVERNANCE

In accordance with the Nevada Revised Statutes and the Company’s Articles of Incorporation, as amended, and our Bylaws, as amended, the Board has full control over the affairs of the Company. Although the Company’s non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through reports and materials provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board and committees of the Board.

Board Leadership Structure. Ronald Doornink serves as the Chairman of the Board and in such capacity presides over meetings of the Board. Our Chief Executive Officer (“CEO”) is Juergen Stark, and he manages the business and affairs of the Company under the direction of the Board. We currently separate the positions of CEO and Chairman of the Board. The Board has reviewed this leadership structure and has determined that it is the most appropriate structure for the Company because it enables the CEO to focus on running the Company’s business while the Board Chair focuses on the affairs of the Board. Mr. Stark provides hands-on leadership running the business on a day-to-day basis, and the Board believes that currently it is most effective to keep the principal executive officer and Board Chair positions separate.

The Board’s Role in Risk Oversight. The Board as a whole has responsibility for the general oversight of risk, and the Board’s committees address and report to the Board on any individual risk areas within their purview. Topics related to risk and risk management are regularly discussed at Board and Board Committee meetings. The Company’s senior management makes presentations to the full Board as to the areas of principal risk, as well as on the processes that the Company has in place to identify, assess and report such risks.

The Board committees report to the Board on their consideration of any risks within their respective areas of focus. The Audit Committee primarily oversees risks relating to or arising from financial and disclosure controls and procedures, and accounting and other financial matters. The Company’s Chief Financial Officer reports to the Audit Committee on such risks and related risk management, and the Company’s independent auditors regularly provide reports at Audit Committee meetings. The Compensation Committee has considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on its business or operations. The Nominating and Governance Committee reviews any risks that come within its area of responsibility (for example, risks related to corporate governance).

Controlled Company Status. Prior to April 2018, the Board had elected for the Company to be treated as a “controlled company” under the listing rules of the Nasdaq Stock Market, LLC (“NASDAQ”). A “controlled company” under the NASDAQ listing standards is a listed company more than 50 percent of the voting power of which is held by an individual, a group or another company (and which elects to be treated as a “controlled company”). As a “controlled company,” the Company was not required to comply, and opted not to comply, with certain corporate governance rules of NASDAQ that would have otherwise required (i) a majority of the members of the Board to be independent, (ii) that the Company’s Compensation Committee be comprised entirely of independent directors and (iii) that the Company’s Nominating and Governance Committee be comprised entirely of independent directors or that the Company otherwise ensure that director nominees are determined, or recommended to the Board, by the independent members of the Board.

As a result of certain open market transactions and other issuances of our common stock to our non-employee directors in April 2018, the VTB Stockholders (as defined below under the heading, “Certain Relationships and Related Party Transactions – Stockholder Agreement and Lock-Up”) no longer own a majority of our outstanding common stock. Accordingly, we are no longer a “controlled company” within the meaning of the listing standards of NASDAQ. However, in accordance with Frequently Asked Question 112 in the NASDAQ Reference Library, upon ceasing to be a “controlled company,” a company is permitted to phase in its compliance with the independent committee requirements set forth in NASDAQ Listing Rule 5605(d) and (e) as follows: (1) one independent member one each committee at the time it ceases to be a “controlled company;” (2) a majority of independent members on each committee within 90 days; and (3) all independent members on each committee within one year of the time it ceases to be a “controlled company.” Furthermore, the company must comply with the majority independent board requirement in Listing Rule 5605(b) within twelve months of the date it ceases to be a controlled company.

Our Board has determined that all of the members of our Audit Committee, two of the three members of our Compensation Committee, one of the three members of our Nominating and Governance Committee, and three of the six members of our Board of Directors are independent for purposes of the listing standards of NASDAQ. We intend to comply with the NASDAQ independence standards for non-controlled companies by the applicable deadlines.

Independence. Our Common Stock is currently listed on the NASDAQ Global Market under the symbol “HEAR,” and therefore, our determination of the independence of directors is made using the definition of “independent director” contained in the NASDAQ listing standards. On the basis of information solicited from each director, the Board has determined that each of Mr. Ballard, Mr. Keitel and Dr. Wolfe has no material relationship with the Company and is an independent director within the meaning of NASDAQ listing standards. In making its determinations regarding director independence, the Board considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s service as a director;

•	transactions between the Company, on the one hand, and the directors and their respective affiliates, on the other hand;

•	transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors with respect to common involvement with for-profit and not-for-profit organizations.

Conflicts of Interest and Corporate Governance Matters. Under our Code of Business Conduct and Ethics (“Code of Conduct”), no employee may serve as a director of any outside business concern, other than on behalf of the Company, without the written approval of the Company. In addition, no director may serve as a director of a company that engages in the business of providing audio products such as headsets, speakers, sound-bars or other commercial audio products, or gaming accessories. The Charter of the Nominating and Governance Committee empowers the Nominating and Governance Committee to at least once a year review the Company’s corporate governance principles, as recommended by the Nominating and Governance Committee and adopted by the Board. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors.

Code of Business Conduct and Ethics. The Company is committed to ethical business practices. Our Code of Conduct applies to all of the Company’s employees, officers and directors and our Code of Ethics for Senior Financial Employees applies to the Company’s principal executive officer, principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended, as well as certain other senior financial employees. The Company’s Code of Conduct can be found on the Company’s website at corp.turtlebeach.com under the heading “Investors Relations—Corporate Governance—Code of Business Conduct and Ethics.” Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.

Communications with the Board of Directors. If you would like to communicate with the Company’s directors, please send a letter to the following address: Turtle Beach Corporation c/o Corporate Secretary, 11011 Via Frontera, Suite A/B, San Diego, California 92127. The Company’s Secretary will review each such communication and forward a copy to the Board.

Meetings of the Board of Directors and Stockholders. It is the policy of the Board to meet at least quarterly. The Board held 21 meetings in 2017. In 2017, the Board also held regular executive sessions where non-management directors met without management participation. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he or she served in 2017. Directors are encouraged to attend the Annual Meeting of Stockholders. Each of our directors attended our annual meeting of stockholders in 2017.

Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Audit Committee — The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s website at corp.turtlebeach.com under the heading “Investor Relations—Corporate Governance—Audit Committee Charter.” The Audit Committee’s primary purpose is to assist the Board in the oversight of the integrity of its accounting and financial reporting process, the audits of the Company’s financial statements and its compliance with legal and regulatory requirements. The functions of the audit committee include, among other things: (i) appoint the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s consolidated financial statements and monitoring its independence and performance; (ii) reviewing and approving the planned scope of the annual audit and the results of the annual audit; (iii) pre-approving all audit services and permissible non-audit services provided by the Company’s independent registered public accounting firm; (iv) reviewing the significant accounting and reporting principles to understand their impact on the Company’s consolidated financial statements; (v) reviewing the Company’s internal financial, operating and accounting controls with management and the Company’s independent registered public accounting firm; (vi) reviewing with management and the Company’s independent registered public accounting firm, as appropriate, the Company’s financial reports, earnings announcements and its compliance with legal and regulatory requirements; (vii) establishing procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and confidential submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters; (viii) reviewing and approving related-party transactions; and (ix) reviewing and evaluating, at least annually, the Audit Committee charter.

It is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, the independent registered public accounting firm, the internal audit function and Company management. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain at the expense of the Company, independent outside counsel or other experts or advisers as it deems necessary to carry out its duties. In addition, the Audit Committee periodically meets in executive session without management present. A detailed list of the Audit Committee’s functions is included in its charter. The Company maintains a policy that the Audit Committee review certain transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy has been communicated orally by the Board. See the “Certain Relationships and Related Party Transactions” section of this Proxy Statement.

The current members of the Audit Committee are Mr. Keitel, Mr. Ballard and Dr. Wolfe and Mr. Keitel is the Chair of the committee. The Board has determined in its business judgment that each member of the Audit Committee is financially literate and “independent” as defined in the applicable NASDAQ listing standards and the applicable rules under the Exchange Act. In addition, the Board has determined that Mr. Keitel is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee held five (5) meetings in 2017.

Compensation Committee — The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at corp.turtlebeach.com under the heading “Investor Relations—Corporate Governance—Compensation Committee Charter.” The primary purpose of the Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of the Company’s executive officers, directors and employees and to administer the Company’s equity compensation and other benefit plans including the Company’s 2013 Plan.

In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of the Compensation Committee include, among other things: (i) designing and implementing competitive compensation policies to attract and retain key personnel; (ii) reviewing and formulating policy and determining the compensation of the Company’s executive officers and employees; (iii) reviewing and recommending to the Board the compensation of the directors; (iv) administering the Company’s equity incentive plans and granting equity awards to employees and directors under these plans; (v) reviewing with management the Company’s disclosures under the caption “Executive Compensation” and recommending to the full Board its inclusion in the Company’s periodic reports to be filed with the SEC; (vi) preparing the report of the compensation committee to be included in the Company’s annual proxy statement; (vii) engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and (viii) reviewing and evaluating, at least annually, the Compensation Committee’s charter.

The Compensation Committee makes all decisions regarding the CEO’s compensation. Decisions regarding the compensation of other Named Executive Officers (“NEOs”) are made by the Compensation Committee in consultation with, and upon the recommendation of, the CEO. In this regard, the CEO provides the Compensation Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards. The Compensation Committee’s charter authorizes the Compensation Committee, in its sole discretion, to retain and terminate consultants to assist it in the performance of its duties, including the evaluation of compensation for the NEOs. The Compensation Committee has sole authority to approve the fees and other retention terms of any such consultant.

Pursuant to its authority under its charter to retain compensation consultants, the Compensation Committee engaged Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to act as its independent advisor with respect to 2017 compensation decisions. All services provided by Compensia to the Compensation Committee are conducted under the direction and authority of the Compensation Committee, and all work performed by Compensia must be pre-approved by the Compensation Committee. Compensia does not provide any other services to the Company and does not own any shares of the Company’s stock. There are no personal or business relationships between the Compensia consultants and any executive of the Company. In addition, there are no personal relationships between the Compensia consultants and any member of the Compensation Committee. Compensia maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.

The current members of the Compensation Committee are Messrs. Doornink, Ballard and Keitel, and Mr. Doornink is the Chair of the committee. The Board has determined in its business judgment that Messrs. Keitel and Ballard are “independent” as defined in the applicable NASDAQ listing standards, non-employee directors under SEC Rule 16b-3 and outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As a “controlled company,” as defined under the NASDAQ listing standards, prior to April 2018, the Compensation Committee was not previously required to be comprised entirely of independent directors. We intend to comply with the NASDAQ independence standards for non-controlled companies by the applicable deadlines. The Compensation Committee met four (4) times in 2017.

Nominating and Governance Committee — The Nominating and Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at corp.turtlebeach.com under the heading “Investor Relations—Corporate Governance—Nominating and Governance Committee Charter.” The primary purpose of the Nominating and Governance Committee is to assist the Board in promoting the best interest of the Company and its stockholders through the implementation of sound corporate governance principles and practices. The functions of the Nominating and Governance Committee include, among other things: (i) identifying, reviewing and evaluating candidates to serve on the Board; (ii) determining the minimum qualifications for service on the Board; (iii) developing and recommending to the Board an annual self-evaluation process for the Board and overseeing the annual self-evaluation process; (iv) developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to the Board any changes to such principles; and (v) reviewing and evaluating, at least annually, the Nominating and Governance Committee’s charter.

The Nominating and Governance Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company’s Secretary no later than the date by which stockholder proposals for action must be submitted (see “Submission of Stockholder Proposals and Director Nominations” below) and should include the information required under our Bylaws.

The current members of the Nominating and Governance Committee are Dr. Wolfe and Messrs. Doornink and Fox, and Dr. Wolfe serves as the Chair of the committee. The Board has determined in its business judgment that Dr. Wolfe is “independent” as defined in the applicable NASDAQ listing standards and the applicable rules under the Exchange Act. As a “controlled company,” as defined under the NASDAQ listing standards, prior to April 2018, the Company was not previously required to establish a Nominating and Governance Committee comprised entirely of independent directors or otherwise ensure that director nominees are determined, or recommended to the Board, by the independent members of the Board. We intend to comply with the NASDAQ independence standards for non-controlled companies by the applicable deadlines. The Nominating and Governance Committee met one (1) time in 2017.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held in 2019 must submit the proposal so that the Secretary of the Company receives it no later than December 31, 2018. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, under the Company’s Bylaws certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting of stockholders that will not be included in our proxy statement. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting of stockholders that is not included in our proxy statement must submit written notice of such nomination or proposal so that the Secretary of the Company receives it no later than April 12, 2019 but no earlier than March 14, 2019, which is 60 days and 90 days prior to the one year anniversary of the date the Company’s 2018 Annual Meeting of Stockholders, respectively; provided, however, that in the event that the Company does not hold an annual meeting of stockholders the preceding year or if the date of the annual meeting of stockholders is changed by more than 30 days from the date of the preceding year’s annual meeting of stockholders, notice by the stockholder must be delivered within a reasonable time before the Company prints and mails its proxy materials (or makes them available on the Internet) in connection with the annual meeting of stockholders. The Company’s Bylaws also set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ITEM 1 — ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company’s business shall be managed by a Board ranging from one to twelve members. The number of directors may be increased or decreased from time to time by resolution of the Board. Directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until a successor is duly elected and qualified or until his or her death, resignation or removal.

The Board is currently comprised of six members. The Nominating and Governance Committee identifies and recommends director candidates to serve on the Board. Director candidates are then nominated for election by the Board. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Company’s Bylaws (see “Submission of Stockholder Proposals and Director Nominations” above).

In identifying and recommending director candidates to serve on the Board, the Nominating and Governance Committee considers the qualifications and composition of the Board as a whole, taking into account the totality of experience, skills and other qualifications or attributes that the individual nominees collectively bring to the Board and strives to maintain diversity of representation among its members. The Nominating and Governance Committee also considers each individual’s experience, skills and other qualifications and attributes to determine that individual’s suitability and desirability for service on the Company’s Board. All director candidates should possess high personal and professional ethics, integrity and values, and should have sufficient time available to devote to service on the Board and Board committees. The characteristics that the Nominating and Governance Committee considers include, but are not limited to, the individual’s: (i) personal integrity and professional ethical standards along with the willingness to express independent thought, (ii) commitment to representing the long-term interests of the Company’s shareholders; (iii) practical wisdom and mature judgment; (iv) objectivity; (v) professional knowledge and business expertise; and (vi) broad industry knowledge.

Six directors at the Annual Meeting are to be elected. As a “controlled company,” as defined under the NASDAQ listing standards, prior to April 2018, the Company was not previously required to establish a Nominating and Governance Committee comprised entirely of independent directors or otherwise ensure that director nominees are determined, or recommended to the Board, by the independent members of the Board. We intend to comply with the NASDAQ independence standards for non-controlled companies by the applicable deadlines. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. In no event, however, will the shares represented by proxy be voted for more than six nominees. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for director, including the specific experience, qualifications, skills or attributes that led to the conclusion that such nominee should serve as a director of the Company as of April 18, 2018.

Name	Age	Title
Juergen Stark	51	Chief Executive Officer, President and Director
Ronald Doornink	63	Chairman of the Board
Kenneth A. Fox	47	Director
L. Gregory Ballard	64	Independent Director
William E. Keitel	65	Independent Director
Andrew Wolfe, Ph.D.	55	Independent Director

Nominees for Directors

Juergen Stark. Mr. Stark is our Chief Executive Officer, as well as a member of the Board, and has served as Chief Executive Officer of the Company since January 2014 and of VTB Holdings, Inc. since September 2012. Before joining Turtle Beach, Mr. Stark spent over eight years in senior management positions with Motorola, Inc. and Motorola Mobility Holdings, Inc. with responsibilities for hardware and software businesses in the consumer, enterprise, and government sectors. From January 2011 to June 2012, Mr. Stark served as Chief Operating Officer of Motorola Mobility after having previously served as Senior Vice President and Chief Operating Officer, Mobile Devices, for Motorola from August 2010 until the spinoff of Motorola Mobility in January 2011. Prior to that, Mr. Stark served in various senior management positions with Motorola and, prior to joining Motorola, as Chief Executive Officer of Centerpost Corporation, a technology company he co-founded. Prior to that, Mr. Stark was a partner with McKinsey & Co. Mr. Stark has served as a member of the Board since January 2014. Mr. Stark received his B.S. in Aerospace Engineering from the University of Michigan and his M.B.A. from Harvard Business School.

Mr. Stark’s perspective and business experience in consumer and enterprise hardware and software businesses, as well as the depth of his operating and senior management experience, provide him with the qualifications and skills to serve as a director.

Ronald Doornink. Mr. Doornink has served as the Chairman of the Board since January 2014. Since May 2006, Mr. Doornink has served as an Operating Partner of Stripes Group, LLC. Prior to joining Stripes, Mr. Doornink served as President of Activision, Inc. from 1998 to 2006, and served in other senior management and advisory roles with Activision and Activision-Blizzard, Inc. through July 2012. Mr. Doornink has also held senior management positions with ConAgra Foods, Inc. and the Procter & Gamble Company. Mr. Doornink served as executive chairman and on the board of directors of Voyetra Turtle Beach, Inc. from October 2010 to September 2012, and he served as a board member of Activision from May 2003 to July 2008. Mr. Doornink holds an undergraduate degree in Economics from the Hogere Economische School of Arnhem in the Netherlands and an M.B.A. from Columbia University.

Mr. Doornink’s perspective and business experience in the branded consumer product and consumer technology marketplaces, as well as his many years of senior executive experience, provide him with the qualifications and skills to serve as a director.

Kenneth A. Fox. Mr. Fox has served as a member of the Board since January 2014. Mr. Fox founded Stripes Group, LLC in February 2003 and has served as the Managing General Partner of Stripes Group since that time. Prior to forming Stripes Group, Mr. Fox co-founded Internet Capital Group in 1995 and served as Managing Director until June 2002. Mr. Fox currently serves on the board of directors of Blue Apron Inc. and on the board of directors of various private companies, including Kareo Inc., Stella & Chewy’s LLC, Sandata Technologies, LLC, and The Reformation Inc. Mr. Fox received his B.S. in Economics from Pennsylvania State University.

Mr. Fox’s perspective and business experience as an entrepreneur and investor, as well as the depth of his operating and senior management experience, provide him with the qualifications and skills to serve as a director.

L. Gregory Ballard. Mr. Ballard was appointed as a member of the Board in April 2017. He currently serves as general partner of Eleven Ventures, an operationally focused, seed venture investment fund. Prior to joining Eleven Ventures, Mr. Ballard served as Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment since April 2013, and Senior Vice President, Digital Games since October 2010, in each case until 2016. From May 2010 to September 2010, Mr. Ballard served as Chief Executive Officer of Transpera, Inc., a mobile video advertising network. From October 2003 through December 2009, Mr. Ballard served as President & Chief Executive Officer of Glu Mobile Inc., a publisher of mobile video games. Prior to joining Glu Mobile, Mr. Ballard served in a variety of senior management and consultancy roles for Virgin USA, Inc., SONICblue Incorporated, a manufacturer of ReplayTV digital video recorders and Rio digital music players, MyFamily.com, Inc. (later Ancestry.com), a subscription-based Internet service, 3dfx Interactive, Inc., an advanced graphics chip manufacturer; Warner Custom Music Corp., a division of Time Warner, Inc.; Capcom Entertainment, Inc., a developer and publisher of video games; and Digital Pictures, Inc., a video game developer and publisher. Mr. Ballard has previously served on the boards of DTS Inc., Glu Mobile Inc., Pinnacle Systems, Inc., Imagine Games Network and THQ Inc. He also served on the Audit and Nominating and Corporate Governance Committees of DTS Inc. and the Compensation Committee of Pinnacle Systems, Inc. Mr. Ballard holds a B.A. degree in Political Science from the University of Redlands and a J.D. from Harvard Law School.

Mr. Ballard’s perspective and experience as an executive, investor and entrepreneur with various technology companies qualifies him to serve as a director.

William E. Keitel. Mr. Keitel has served as a member of the Board since January 2014. Prior to joining our Board, Mr. Keitel served as special advisor to QUALCOMM Incorporated from March 2013 to November 2013, as QUALCOMM’s Executive Vice President from December 2003 to March 2013, and as its Chief Financial Officer from February 2002 to March 2013. Since November 2013, Mr. Keitel has been pursuing personal interests including various not-for-profit ventures. Mr. Keitel also served as Senior Vice President and Corporate Controller of QUALCOMM from May 1999 to February 2002. Mr. Keitel holds a B.A. degree in Business Administration from the University of Wisconsin and an M.B.A. from Arizona State University.

Mr. Keitel’s many years of senior executive experience with technology companies qualifies him to serve as a director.

Andrew Wolfe, Ph.D. Dr. Wolfe was appointed as a member of the Board in February 2012. He founded Wolfe Consulting in 2002 and serves as a technology and intellectual property consultant in the consumer electronics, computer, and semiconductor industries. He works with Global 500 corporations and technology startups in developing product strategy, new product technology, and intellectual property strategy. He also serves as an expert for intellectual property (IP) and other technology-related litigation matters. Dr. Wolfe was Chief Technology Officer for SONICblue Incorporated (formerly S3 Incorporated) from 1999 to 2002 and also served as Senior Vice President of Business Development from 2001 to 2002. He served as a Consulting Professor at Stanford University from 1999 to 2002 and an Assistant Professor at Princeton University from 1991 to 1997 and currently lectures at Santa Clara University. Dr. Wolfe obtained a B.S.E.E. in Electrical Engineering and Computer Science from The Johns Hopkins University in 1985, a M.S. in Electrical and Computer Engineering in 1987 and a Ph.D. in Computer Engineering in 1992 both from Carnegie Mellon University. Dr. Wolfe is also a named inventor on over 80 patents.

Dr. Wolfe’s extensive intellectual property, licensing and other professional experience qualifies him to serve as a director.

The Board unanimously recommends a vote FOR each of the listed nominees.

EXECUTIVE OFFICERS

The following table sets forth the names, current ages and titles of the Company’s current executive officers as of April 18, 2018.

Name	Age	Title
Juergen Stark	51	Chief Executive Officer, President and Director
John T. Hanson	61	Chief Financial Officer, Treasurer and Secretary
Cristopher Keirn	47	Senior Vice President, Global Consumer Sales

Juergen Stark is described as a director nominee above.

John T. Hanson. Mr. Hanson is our Chief Financial Officer and has served as Chief Financial Officer of the Company since January 2014 and of VTB Holdings, Inc. since September 2013. Before joining Turtle Beach, Mr. Hanson served as Executive Vice President and Chief Financial Officer of Dialogic, Inc., a global telecommunications network appliance and software business, from September 2011 to June 2013. From June 2013 to September 2013, Mr. Hanson pursued personal interests. From April 2008 to April 2011, Mr. Hanson served as Chief Financial Officer for OneCommunications Corp., a local exchange carrier located in Boston, Massachusetts. Mr. Hanson has also previously served as the Chief Financial Officer for Worldport Communications, Inc., Millennium Rail, Inc., and Wace USA, Inc., and in other senior financial positions with Motorola, Inc. and Ameritech, Inc. Mr. Hanson has a master’s degree in management from Northwestern University J.L. Kellogg Graduate School of Business and bachelor’s degree in commerce with an accounting major from DePaul University. He is a CPA (inactive) in Illinois and an adjunct professor at the Lake Forest Graduate School of Management.

Cristopher Keirn. Mr. Keirn is our Senior Vice President (Global Sales), a position he has held since August 2016. Since joining Turtle Beach in February 2013, Mr. Keirn has served in positions of increasing responsibility on our sales management team, including as Vice President (Global Sales), Vice President (Business Planning & Strategy), Vice President (Business Planning & Analytics) and Senior Director (Product Operations). Prior to joining Turtle Beach, Mr. Keirn served as Director (Product Performance) at Motorola Inc. Mr. Keirn has a bachelor’s degree in mechanical engineering from Purdue University and a master’s certificate in project management from The George Washington School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the Record Date for (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s current directors and executive officers and (iii) all of the Company’s current directors and executive officers as a group. Other than as set forth below, we are not aware of any other stockholder who may be deemed a beneficial owner of more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 18, 2018 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

As a result of certain open market transactions and other issuances of our common stock to our non-employee directors in April 2018, the VTB Stockholders (as defined below under the heading, “Certain Relationships and Related Party Transactions – Stockholder Agreement and Lock-Up”) no longer own a majority of our outstanding common stock and the stockholder voting group formerly comprised of the VTB Stockholders was dissolved.

Unless otherwise indicated, the principal address of each of the persons below is c/o Turtle Beach Corporation, 11011 Via Frontera, Suite A/B, San Diego, California 92127.

Executive Officers and Directors	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares Beneficially Owned(2)
Juergen Stark(3)	899,182	7.0%
John Hanson(4)	62,338	*
Ronald Doornink(5)	455,607	3.7%
Kenneth A. Fox (6)(7)	5,172,282	39.7%
William E. Keitel(8)	92,372	*
Andrew Wolfe, Ph.D.(9)	76,272	*
L. Gregory Ballard(10)	33,386	*
Cristopher Keirn(11)	32,532	*
All current executive officers and directors as a group (8 persons)(12)	6,823,971	49.3%

Stockholders of 5% or more (excludes Directors & Executive Officers)	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares Beneficially Owned(2)
SG VTB Holdings, LLC(6)	5,172,282	39.7%

*	Less than 1%.
(1)	As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security.
(2)	Beneficial ownership percentages are based upon 12,347,007 shares of Common Stock outstanding as of the Record Date.
(3)	Includes 579,349 stock options that are either currently exercisable or exercisable within 60 days of April 18, 2018.

(4)	Includes 62,338 stock options that are either currently exercisable or exercisable within 60 days of April 18, 2018.
(5)	Includes 379,009 shares of Common Stock held by the Doornink Revocable Living Trust, dated December 17, 1996, as amended (the “1996 Trust”). Mr. Doornink and his wife are the co-trustees of the 1996 Trust, and, as such, Mr. Doornink may be deemed to share beneficial ownership of such shares. Mr. Doornink expressly disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Also includes warrants currently exercisable and those exercisable within 60 days of April 18, 2018 for an aggregate of 76,598 shares of Common Stock.
(6)	The shares reported herein are beneficially owned by SG VTB Holdings, LLC (“SG VTB”). Shares beneficially owned is based solely on the Schedule 13D amendment filed with the SEC on May 26, 2017 by SG VTB. Includes 4,484,708 shares of Common Stock and warrants currently exercisable and those exercisable within 60 days of April 18, 2018 for an aggregate of 687,574 shares of Common Stock. The address of SG VTB is 402 West 13th Street, New York, New York 10014. Kenneth A. Fox, one of our directors, is the sole manager of SG VTB.
(7)	Includes 5,172,282 shares of Common Stock beneficially owned by SG VTB. Mr. Fox is the sole manager of SG VTB and, as such, has voting and investment control over the securities held by SG VTB. By virtue of his relationship with SG VTB, Mr. Fox may be deemed to share beneficial ownership of such shares. Mr. Fox expressly disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.
(8)	Includes 14,500 shares held by The Keitel McSweeney Family Trust, of which Mr. Keitel is a trustee. Mr. Keitel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 30,924 stock options that are either currently exercisable or exercisable within 60 days of April 18, 2018.
(9)	Includes 30,124 stock options that are either currently exercisable or exercisable within 60 days of April 18, 2018.
(10)	Includes 3,472 stock options that are either currently exercisable or exercisable within 60 days of April 18, 2018.
(11)	Includes 32,532 stock options that are either currently exercisable or exercisable within 60 days of April 18, 2018.
(12)	Includes (i) 738,739 stock options that are either currently exercisable or exercisable within 60 days of April 18, 2018 and (ii) 764,172 warrants that are either currently exercisable or exercisable within 60 days of April 18, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of Common Stock. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of Common Stock complied with all Section 16(a) filing requirements applicable to them during 2017 on a timely basis, except that: Ms. Laureen DeBuono, a former director of the Company, filed a late Form 4 on February 10, 2017, reporting transactions on February 3, 2017; Mr. Romano filed a late Form 4 on each of March 13, 2017, October 11, 2017 and October 23, 2017, reporting transactions on March 8, 2017, October 6, 2017 and October 13, 2017, respectively; and Mr. Joseph Cleary, the Company’s former Chief Accounting Officer, filed a late Form 4 on November 13, 2017 reporting transactions on March 21, 2017.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filings, except to the extent that the Company specifically incorporates it by reference.

The Audit Committee assists the Board in meeting its oversight responsibility to stockholders, potential stockholders, the investment community and others. The Audit Committee’s function is one of oversight, recognizing that management is responsible for preparing the Company’s financial statements, and the independent registered public accounting firm is responsible for auditing those statements. Management of the Company is responsible for (1) the preparation, presentation, and integrity of the Company’s financial statements; (2) the appropriateness of the accounting principles and reporting policies that are used by the Company; (3) establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act; and (4) maintaining adequate disclosure controls and procedures, as such term is defined by the Exchange Act. The Company’s independent registered public accounting firm is responsible for (1) auditing the Company’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America (“GAAP”) and (2) reviewing the Company’s unaudited interim condensed consolidated financial statements. The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. The Audit Committee will, however, take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Audit Committee is directly responsible for the selection of the independent registered public accounting firm to be retained to audit the Company’s consolidated financial statements and, if applicable, its internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The independent registered public accounting firm is ultimately accountable to the Audit Committee and the Board. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to the Company’s consolidated financial statements and related disclosures and, as applicable, internal control over financial reporting of the Company and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is currently composed of three directors, each of whom the Board has determined to be independent as that term is defined by applicable NASDAQ listing standards and SEC rules. The Board has determined, in accordance with applicable NASDAQ listing standards, that Mr. Keitel is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s website at corp.turtlebeach.com. The Audit Committee charter is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls, and discusses these matters with the Company’s independent registered public accounting firm. The Audit Committee also discusses with senior management the Company’s disclosure controls and procedures. The Audit Committee’s oversight of the independent registered public accounting firm includes resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, and the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017 with management and the Company’s independent registered public accounting firm, which included a discussion of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence, including the compatibility of any non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the consolidated financial statements and results for the year ended December 31, 2017, the independent registered public accounting firm’s audit thereof and the overall quality of the Company’s financial reporting. The independent registered public accounting firm has direct access to the Audit Committee at any time on any issue of its choosing, and the Audit Committee has the same direct access to the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2017 be included in the 2017 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee has appointed the firm of BDO USA, LLP as the Company’s independent registered public accounting firm to audit and report upon the Company’s consolidated financial statements and internal control over financial reporting for the year ending December 31, 2018. In making this selection, the Audit Committee has considered whether BDO USA, LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE
William E. Keitel, Chairman
L. Gregory Ballard
Andrew Wolfe, Ph.D.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2018. Although action by the stockholders on this matter is not required under Nevada law or the Sarbanes-Oxley Act of 2002, as amended, or the rules of the SEC promulgated thereunder, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its appointment. One or more representatives of BDO USA, LLP are expected to attend the Annual Meeting telephonically. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board unanimously recommends a vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Principal Accountant Fees and Services

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with (i) the audit of our consolidated financial statements for the fiscal years ended December 31, 2017 and 2016, included in our Annual Reports on Form 10-K for the years then ended and (ii) the review of our quarterly consolidated financial statements as set forth in our Quarterly Reports on Form 10-Q for each of the quarterly periods during 2017 and 2016, are set forth in the table below:

	2017	2016
Audit Fees	$624,834	$721,236
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$624,834	$721,236

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees: Audited-related fees consist of fees for professional services reasonably related to the performance of the audit or review of the financial statements and are not included in Audit Fees.

Tax fees: Tax fees consist of fees for tax services, including tax compliance, and related expenses.

There were no fees billed by our independent registered public accounting firm for professional services rendered in connection with audit-related or tax services for the fiscal years ended December 31, 2017 and 2016.

Pre-approval of services

All audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, BDO USA, LLP, require pre-approval by the Audit Committee in accordance with the Audit Committee Charter. The Company’s Audit Committee approves the independent registered public accounting firm’s engagement prior to the independent registered public accounting firm rendering any non-audit services. The Audit Committee pre-approved 100% of the 2017 and 2016 fees paid to BDO USA, LLP.

ITEM 3

APPROVAL OF A ONE-TIME OPTION EXCHANGE

Introduction

Our Board of Directors has approved, and have recommended that our stockholders approve, the Option Exchange, under which Eligible Participants (as defined below) who hold Eligible Options (as defined below) will be given a one-time opportunity to exchange Eligible Options for a grant of new Replacement Options (as defined below) with lower exercise prices to purchase a lesser number of shares, which will be granted under the 2013 Plan.

We believe the Option Exchange, as designed, is in the best interest of our stockholders and our Company and positions us well for the future. If approved and completed, we believe the Option Exchange would enable us to:

•	Reduce our equity award overhang by up to 213,436 shares. Based on the assumptions described below, if all Eligible Options are exchanged, options to purchase approximately 885,220 shares would be surrendered and cancelled, while Replacement Options covering approximately 671,784 shares will be granted, resulting in an approximate 24.1% reduction in our equity award overhang.

•	Motivate and engage the Eligible Participants to continue to build stockholder value;

•	Provide an increased level of retention of our Eligible Participants in relation to the expense recorded with respect to the Eligible Options; and

•	Reduces the number of shares requested to be added to the share reserve pursuant to Proposal 4.

If approved, to implement the Option Exchange, we will commence an exchange offer to the Eligible Participants upon the terms and subject to the conditions of a written offer set forth in a tender offer statement on Schedule TO, including the exhibits thereto, to be filed with the SEC. If approved, we currently expect to file these documents with the SEC promptly following the Annual Meeting. Eligible Participants will be given at least 20 business days in which to accept the offer of the Replacement Options in exchange for the surrender of their Eligible Options. The surrendered, and not withdrawn, Eligible Options will be cancelled immediately upon the expiration of this election period and the Replacement Options will be granted under the 2013 Plan on the date of cancellation of the surrendered Eligible Options (the “Option Exchange Date”). Eligible Participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov. Stockholder approval of the Option Exchange is required under the listing rules of the NASDAQ and the terms of the 2013 Plan.

The Board will also retain discretion not to implement the Option Exchange if at a later time the Board determines that it would be advisable not to do so.

Overview

We are seeking approval of a one-time stock option exchange for current eligible employees (including our executive officers) and non-employee directors. If approved and implemented, the Option Exchange would permit Eligible Participants to surrender outstanding stock options with an exercise price of $7.20 or greater (subject to adjustment as described in the following sentence) for cancellation in exchange for the grant of new replacement options (the “Replacement Options”) to purchase a lesser number of shares with an exercise price equal to the closing price of our Common Stock on the grant date for the Replacement Options. In addition, we are seeking authorization for the Compensation Committee to adjust the threshold exercise price for participation in Option Exchange provided that such adjusted price shall be no less than the closing price of our common stock on the day immediately preceding the commencement of the Option Exchange.

During recent years, we have experienced a decline in our stock price and, as a result, many of our outstanding stock options have exercise prices significantly above the recent trading prices of our Common Stock. We believe these stock options are no longer effective as incentives to retain and motivate our key contributors and align their interests with our stockholders. We believe that many option holders perceive these options to have little or no value, reducing the options’ value as a means to align the incentives of our key contributors with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value.

The objective of our equity incentive program has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. Historically we have granted options at varying times and which have a broad range of exercise prices. As of April 18, 2018, options to purchase an aggregate of 2,075,151 shares of our Common Stock were outstanding under the 2013 Plan with a weighted average exercise price of $5.44 and a weighted average remaining life of 7.4 years, and 4,200 shares of our Common Stock remained available for future issuance under the 2013 Plan. Of this total number of options outstanding, options to purchase an aggregate of 885,220 shares of our Common Stock were held by Eligible Participants and would be Eligible Options for purposes of the Option Exchange.

The Compensation Committee considered various alternative structures and the positive and negative attributes of each of these structures. The Compensation Committee also retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm, to assist in evaluating issues associated with our underwater stock options (i.e. the exercise prices exceed recent trading prices of our Common Stock) and in structuring a compensation program to address the issues identified. Among other things, the Board has taken into account our stockholders’ interests by considering the following factors:

•	Approximately 56.0% of our outstanding stock options are underwater (based on the closing price of our Common Stock of $4.89 on April 26, 2018) and the resulting impact on their continuing ability to motivate and retain employees.

•	As of April 18, 2018, 890,712 options held by employees eligible to participate in the Option Exchange had exercise prices in excess of the 52-week high of our stock price of $5.75.

•	The threshold price of $7.20 for the Option Exchange represents a 48.7% premium over the closing price of our Common Stock on April 27, 2018. The threshold price is subject to adjustment as described herein, but shall be no less than the closing price of our common stock on the date prior to the commencement of the Option Exchange.

•	Following the grant date of the Replacement Options, the Replacement Options will be subject to the pre-exchange vesting schedule as the Eligible Options, except that the vesting schedule of any Replacement Options issued in exchange for unvested Eligible Options will be extended by 6 months.

•	We believe the Option Exchange will help us retain critical contributors that we believe are key to achieving future success, including our senior executives.

Reasons for the Option Exchange

As of April 18, 2018, we have granted 890,712 options with exercise prices above $7.20 per share to individuals eligible to participate in the Option Exchange, and as of that date, approximately 52.1% of the outstanding stock options held by Eligible Participants were underwater. For example, the closing price of our Common Stock on April 27, 2018 was $4.84, whereas the weighted average exercise price of all outstanding options held by Eligible Participants as of that date was $8.33.

We believe that to be successful, our employees need to think like owners of our company and have alignment with our stockholders. Consistent with this philosophy, our equity incentive program continues to be broad-based. We believe this broad-based equity incentive program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent. We believe the underwater options held by our employees are no longer effective as incentives to motivate and retain our employees. We believe that employees generally perceive these options to have little or no value. We have experienced significant retention issues in recent years, in part as a result of being market leader in our industry in various respects. In the face of a competitive market for exceptional employees, the need for adequate and appropriate incentives and retention tools remains strong.

As noted above, the objective of our equity incentive programs has been, and continues to be, to link the personal interests of the equity incentive plan participants to those of our stockholders and to utilize our share pool as effectively as possible. We believe that the Option Exchange is an important component in our efforts to achieve that goal. Other important reasons for implementing the Option Exchange include:

•	The Option Exchange offers a reasonable, balanced and meaningful incentive for our employees. As of April 18, 2018, approximately 56.0% of the 1,700,610 stock options held by our employees, officers and directors were underwater and approximately 52.1% had a per-share exercise price equal to or greater than $7.20. We believe that these underwater stock options no longer represent effective incentives to motivate or help retain many of our employees, or to align their incentives with our stockholders. By exchanging significantly underwater stock options for a lesser number of options with lower exercise prices, we believe that the Option Exchange would aid both motivation and retention of the Eligible Participants in the Option Exchange, while better aligning the interests of our employees with the interests of our stockholders.

•	The Option Exchange will enable us to recapture value from compensation costs that we are already incurring that have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees to provide value. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are never exercised because they are underwater. By replacing options that have relatively little retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our Common Stock on the date of the new grant, we will increase both retention and incentive value.

•	The Option Exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they remain part of our total number of outstanding options, or issued overhang, until they are exercised, expire or the employee who holds them leaves our employment. Because Eligible Participants will receive a lesser number of Replacement Options in exchange for their surrendered eligible options, the number of shares of Common Stock subject to all outstanding equity awards will be reduced, thereby reducing our issued overhang. At the same time, we will eliminate which we perceive as ineffective options that are currently outstanding. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 885,220 shares would be surrendered and cancelled, while Replacement Options covering approximately 671,784 shares will be granted, resulting in an approximate 24.1% reduction in our equity award overhang.

•	The Option Exchange will return shares to the 2013 Plan reserve. In addition to reducing our equity award overhang, the option exchange would result in approximately 213,436 shares being returned to the 2013 Plan reserve (prior to the grant of Replacement Options), assuming 100% participation in the Option Exchange. Shares returned to the 2013 Plan will be available for use, in the discretion of a committee appointed by our Board, in future equity grants to employees that will offer retention and incentive value, including the grant of the Replacement Options.

•	The Option Exchange will decrease pressure for additional grants. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retention value, we may find it necessary to issue a significant number of additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. In particular, we may find it necessary to make additional grants to key senior executives for purposes of retention. Any such additional grants would increase our overhang, as well as our compensation expense.

•	The Option Exchange will decrease pressure for increased cash compensation. To replace equity incentives that may otherwise be granted in the Option Exchange, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our equity overhang and would not necessarily best align the interests of our employees with those of our stockholders.

•	The delayed vesting schedule of the Replacement Options will add additional retentive benefits. By increasing the service time necessary for an option holder’s unvested shares to vest, we believe that the Option Exchange will further increase the retentive benefits of the Replacement Options.

Timing

If approved, we intend to commence the Option Exchange as soon as practicable following the Annual Meeting. The Option Exchange will close and any Replacement Options will be issued on or about the 20th business day after the commencement date of the Option Exchange, unless the Option Exchange is extended by the Company. We will retain discretion to revise specific Option Exchange exchange ratios, consistent with the broad program parameters outlined in this Proxy Statement, prior to actual program implementation to account for any changes in our stock price. The Board will also retain discretion to not implement the Option Exchange.

Material Terms of the Option Exchange

Summary of Material Terms.

•	Participants. The Option Exchange will be open to all employees, including our executive officers, and non-employee directors who are employed by us or directors, respectively, as of the commencement of the Option Exchange and remain employed by us or directors, respectively, through the last day of the Option Exchange.

•	Eligible Options. Only stock options with a per-share exercise price at or above $7.20 (subject to adjustment as described in the following sentence) on the date we file the offer to exchange with the SEC will be eligible to participate in the Option Exchange. If this Proposal 3 is approved, you will also authorize the Compensation Committee to adjust the threshold exercise price for participation in the Option Exchange, provided that such price shall be no less than the closing price of our common stock on the date prior to the commencement of the Option Exchange.

•	Lesser Number of Replacement Options. We will calculate the exchange ratios for each tier of Eligible Options based on the proportion that the mid-point of the applicable range of exercise prices bears to the closing price of our Common Stock on the business day immediately prior to the commencement of the Option Exchange. For example, if the mid-point of the applicable range of exercise prices is $10.00 and the closing price of our Common Stock on the business day immediately prior to the commencement of the Option Exchange is $5.00, the exchange ratio will be 0.50. Accordingly, the exchange ratios will depend on the exercise price of the surrendered option and the fair market value of our stock at that time.

•	New “At-the-Money” Exercise Price. Each Replacement Option will have an exercise price equal to the closing stock price of our Common Stock on the NASDAQ Global Market on the grant date for the Replacement Options.

•	Vesting Schedule. Any Replacement Options issued in an exchange for an Eligible Option that has vested prior to the Option Exchange Date shall immediately vest upon issuance. All other Replacement Options will maintain the same vesting schedule as the Eligible Options tendered in the Option Exchange, except the vesting schedule under each Replacement Option will be extended by 6 months. For example, an Eligible Option scheduled to vest in six monthly installments beginning January 1, 2019 would be exchanged for a Replacement Option scheduled to vest in twelve monthly installments beginning January 1, 2019.

•	Non-Qualified Stock Options. Each Replacement Option will be treated under the Code as a non-qualified stock option, regardless of the tax status of the Eligible Options surrendered for exchange.

•

All-or-Nothing Exchange. If a participant elects to exchange any Eligible Option grant in the Option Exchange, the participant must elect to exchange all of the shares subject to that Eligible Option grant, regardless of whether such grant is vested or unvested. If a participant holds more than one Eligible Option grant, however, the participant may choose to exchange one or more of such Eligible Option grants without having to exchange all of his or her eligible option grants. For these purposes, Eligible Option grants are determined based on their original grant date and exercise price. Participation in the option exchange is voluntary.

•	Terms of Replacement Options Governed by 2013 Plan. The other terms and conditions of the Replacement Options will be governed by the terms and conditions of the 2013 Plan and our standard stock option agreements.

Eligibility. If approved and implemented, the Option Exchange will be open to any employee (including our executive officers) and non-employee directors employed by us or directors, respectively, on the date of commencement of the Option Exchange. To be an Eligible Participant, such persons must remain employed by us or providing services as a service provider or director through the Option Exchange Date. As of April 27, 2018, we estimate there are approximately 99 Eligible Participants. If an option holder is no longer an employee with us or providing services to us as a service provider for any reason on the Option Exchange Date, even if he or she had elected to participate and had tendered his or her Eligible Options for exchange, such person’s tender will automatically be deemed withdrawn and he or she will not participate in the Option Exchange. He or she will retain his or her outstanding options in accordance with the original terms and conditions thereof, and he or she may exercise such options during a limited period of time following termination of service in accordance with the terms and to the extent such options are vested.

Eligible Options. The Option Exchange will be open to all persons who hold “Eligible Options.” Eligible Options are options to purchase shares of Common Stock:

•	Granted under the 2013 Plan;

•	With an exercise price equal to or greater than $7.20 (subject to adjustment as described above); and

•	Held by an Eligible Participant who is still employed by or providing services to us or one of our subsidiaries as a service provider or director as of the commencement of the Option Exchange and who remains employed by or providing services to us or one of our subsidiaries through the completion date of the Option Exchange.

Tender Offer Documents. Prior to commencement of the Option Exchange, we will file an offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at http://www.sec.gov. The tender offer statement will serve as the written offer that will be distributed to all Eligible Participants to participate in the Option Exchange. Under the tender offer statement, Eligible Participants will be given at least 20 business days to elect to exchange their Eligible Options for Replacement Options, which time period may be extended by the Company in its discretion. On the last day of the exchange offer, the Eligible Options surrendered for exchange (and not withdrawn) would be cancelled, and Replacement Options would be granted to participating employees in accordance with the applicable exchange ratio.

Exchange Ratios. We will calculate the exchange ratios for each tier of Eligible Options based on the proportion that the mid-point of the applicable range of exercise prices bears to the closing price of our Common Stock on the business day immediately prior to the commencement of the Option Exchange. For example, if the mid-point of the applicable range of exercise prices is $10.00 and the closing price of our Common Stock on the business day immediately prior to the commencement of the Option Exchange is $5.00, the exchange ratio will be 0.50. Accordingly, the exchange ratios will depend on the exercise price of the surrendered option and the fair market value of our stock at that time, although multiple tranches of options with similar exercise prices may be aggregated and exchanged based on a single exchange ratio. Setting the exchange ratios in this manner is intended to result in the issuance of Replacement Options that have an approximate aggregate fair value approximately equal to the aggregate fair value of the Eligible Options that they replace, as well as to mitigate additional compensation costs that we must recognize on the Replacement Options.

Although the exchange ratios cannot be determined now, we can provide an example based on certain assumptions regarding the start date of the offer to exchange, and the trading price of our Common Stock. The following exchange ratios are provided solely as an example of how we would determine the exchange ratio if we were completing the exchange based on a $6.00 share price (representing an approximate 24.0% premium above the closing price of our Common Stock on April 27, 2018). The total number of Replacement Options a participating employee will receive with respect to a surrendered Eligible Option will be determined by converting the number of shares underlying the surrendered Eligible Option according to the exchange ratio and rounding down to the nearest whole share. The exchange ratio will be applied on a grant-by-grant basis.

Sample Exchange Ratios for Eligible Options
Exercise Price of Options	Shares Subject to Eligible Options	Weighted Average Exercise Price of Eligible Options	Sample Exchange Ratio
$ 7.20 - $ 7.49	202,752	$7.24	0.83
$ 7.50 - $ 8.49	601,801	$7.73	0.18
$ 8.50 - $ 9.14	6,250	$8.83	0.69
$ 9.15 - $ 11.74	18,917	$9.32	0.65
$ 11.75 - $ 13.99	5,000	$11.88	0.51
$ 14.00 - $ 15.99	3,250	$14.44	0.42
$ 16.00 - $ 25.99	36,450	$16.52	0.36
$ 26.00 - $ 59.99	10,000	$27.02	0.22
$ 60.00 - $ 99.99	800	$62.52	0.10

The foregoing exchange ratios are applied solely as an example. We will apply substantially similar methodology once these factors are decided closer to the time of commencement of the Option Exchange.

Although the final terms of the Option Exchange are expected to be materially similar to the terms described in this Item 3, our Board may, in its sole discretion, change the terms of the Option Exchange to take into account a change in circumstances, as described below, and may determine not to implement the Option Exchange, even if approved by our stockholders at the Annual Meeting.

Election to Participate

Participation in the Option Exchange will be voluntary. Under the Option Exchange, each Eligible Participant may elect which of their Eligible Options they wish to exchange for Replacement Options on a grant-by-grant basis.

Return of Eligible Options Surrendered

The shares of Common Stock that were subject to certain surrendered Eligible Options will again become available for future awards under the 2013 Plan pursuant and subject to the terms of the 2013 Plan.

Certain U. S. Federal Income Tax Consequences

The following is a summary of the anticipated material federal income tax consequences of participating in the Option Exchange. A more detailed summary of the applicable tax considerations to participating holders will be provided in the offer to exchange. The Option Exchange should be treated as a non-taxable exchange for federal income tax purposes, and we and our participating optionees should recognize no income for federal income tax purposes upon the issuance of the Replacement Options. However, the Internal Revenue Service is not precluded from adopting a contrary position in connection with the tax consequences of the Option Exchange. The law and regulations themselves are also subject to change. All participating holders are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange under all applicable laws prior to their participation. The tax consequences for non-U.S. holders may differ from the U.S. federal income tax consequences described in this paragraph.

Accounting Impact

Under ASC Topic 718, Compensation – Stock Compensation, the exchange of options under the Option Exchange is treated as a modification of the terms or conditions of the existing option awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the Replacement Options granted in the option exchange, ratably over the vesting period of the Replacement Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement

Option granted to employees in exchange for surrendered Eligible Options, measured as of the last day of the exchange offer, over the fair value of the surrendered Eligible Options in exchange for the Replacement Options, measured immediately prior to the cancellation. Additional compensation expense related to the exchange is estimated to be immaterial, however, significant changes in our stock price during the required exchange period may result in higher than anticipated expense. In addition, in the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited Replacement Options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the Option Exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to all of our Eligible Participants, including Eligible Participants of our wholly-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to Eligible Participants in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Electing Eligible Participants

Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict which Eligible Participants will participate.

Effect on Stockholders

The Option Exchange was designed to provide renewed incentives and motivate the Eligible Participants to continue to create stockholder value. We are unable to predict the precise impact of the Option Exchange on our stockholders because we are not able to predict which Eligible Participants will participate.

Based on the assumptions described above, if all Eligible Options are exchanged, options to purchase 885,220 shares will be surrendered and cancelled and Replacement Options covering 671,784 shares will be granted, resulting in a reduction of our equity award overhang of approximately 213,436 shares. Following the Option Exchange, if all Eligible Options are exchanged, options to purchase 1,487,174 shares will be outstanding. As of April 18, 2018, the total number of shares of our Common Stock outstanding was approximately 12,347,007.

The Board unanimously recommends a vote FOR approval of the Option Exchange.

ITEM 4

APPROVAL OF AMENDMENT TO 2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

Introduction

Our Board has approved, and has recommended that our stockholders approve, an amendment to the 2013 Plan to (x) increase the number of shares available for grant under the 2013 Plan by 1,500,000 shares, (y) increase the maximum number of shares of Common Stock available for grant to any individual plan participant to 500,000 shares and (z) if Proposal 3 is approved, exclude the Replacement Options from the calculation of the maximum number of shares of Common Stock that may be granted to any individual participant in the 2013 Plan during any calendar year. All shares amounts are subject to adjustments for stock splits, stock dividends and the like. A copy of the text of the Amendment is attached to this Proxy Statement as Annex B.

The purpose of the 2013 Plan is assist us, and our subsidiaries and affiliates in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success, and to encourage ownership of our stock by such employees, consultants and non-employee directors. The 2013 Plan is designed to promote the longevity, effectiveness and administrative flexibility of the long-term equity incentive component of our compensation program.

The purpose of the 2013 Plan is to ensure the longevity, effectiveness and administrative flexibility of the long-term equity incentive component of our compensation program. The 2013 Plan was first adopted by our stockholders on December 27, 2013 and became effective upon the completion of our merger with VTB Holdings, Inc. (“VTBH”) in January 2014. The maximum number of shares that currently may be issued under the 2013 Plan is 1,362,500. As approved, no individual employee may currently be granted more than 112,500 shares under the 2013 Plan during any calendar year.

Since the adoption of the 2013 Plan, we have granted equity incentive awards to participants in the 2013 Plan. As of April 18, 2018 we had approximately 12,347,007 total shares of our Common Stock outstanding with 4,200 shares remaining for future grants under the 2013 Plan. As of April 18, 2018 we had outstanding under the 2013 Plan (i) 2,075,151 stock options, with a weighted average exercise price of $5.44 and a weighted average remaining term of 7.4 years and (ii) 89,741 shares of restricted stock with a weighted average grant date fair value of $3.33 and weighted average term until vesting of 1.1 years. In addition, we have granted under the 2013 Plan awards consisting of options to purchase 1,012,928 shares of our Common Stock that are currently vested.

The Board has concluded that it is in our best interests, and in the best interests of our stockholders, to increase the number of shares available for grant under the Stock Plan by 1,500,000 shares, to increase the maximum number of shares of Common Stock available for grant to any individual plan participant to 500,000 shares and, if Proposal 3 is approved, to exclude the Replacement Options from the calculation of the maximum number of shares of Common Stock that may be granted to any individual participant in the 2013 Plan during any calendar year. In making this recommendation, the Board considered various aspects of the 2013 Plan, including the number of shares subject to outstanding awards and the number of shares that remain available for future awards under the 2013 Plan (before and after giving effect to the anticipated effects of the proposed Option Exchange), our historical pattern of granting equity awards and our needs going forward, the cost of issuing additional shares, the impact of share dilution on existing shareholders, and the central role of equity compensation in our compensation programs. The Board believes that the proposed increase in the number of shares available for grant and eligible to be granted to any individual in any calendar year is necessary for retaining the flexibility to grant equity-based compensation at levels that are optimal for motivating and rewarding our employees for their contributions to our success and the growth in the value of our Common Stock.

Outstanding Awards and Burn Rate

Our “burn rate” measures the rate at which we grant shares as equity-based compensation as a percentage of our outstanding stock. The following information summarizes awards granted and available for grant under the 2013 Plan as of April 18, 2018:

Total shares underlying outstanding options:	2,075,151
Weighted average exercise price of outstanding options:	$5.44
Weighted average remaining contractual term of outstanding options:	7.4 years
Total shares of restricted stock outstanding:	89,741
Weighted average grant date fair value of restricted stock:	$3.33
Weighted average term until vesting of restricted stock:	1.1 years

The following table sets forth information regarding awards granted and/or vested under the 2013 Plan during the last three calendar years and the burn rate for each of the last three calendar years, in each case, for share-settled awards. Awards that are settled in cash are not included in this analysis.

Year	Time-Based Options Granted (#)	Time-Based Restricted Shares Granted (#)	Total Awards Granted (#)	Weighted Average Number of Common Shares Outstanding (#)	Burn Rate (%) (2)
2017	437,669	41,666	479,335	12,335,736	3.9%
2016	501,521	32,327	533,848	12,148,075	4.4%
2015	620,038	16,376	636,414	10,567,149	6.0%

(1)	Shares granted include performance-based awards in the year in which they are vested and not in the year in which they are granted.
(2)	The burn rate is calculated as (i) the sum of (x) all time-based restricted shares, all options and all other time-based awards granted in a year, and (y) all share-settled performance-based awards that vested in such year, divided by (ii) the weighted average number of our common shares outstanding for such year. All award types are counted on a one-for-one basis and cash-settled awards are excluded.

If this proposal is approved we will have 1,509,200 shares available for issuance under the 2013 Plan including 4,200 shares that are currently available to be granted under the 2013 Plan and an additional 1,500,000 shares that will become available to be issued under our 2013 Plan upon the approval of this proposal, representing 12.1% of our outstanding shares as of April 18, 2018. If this proposal is not approved, we will have only 4,200 shares available for issuance under the 2013 Plan (excluding awards that are currently outstanding), representing less then 1.0% of our outstanding shares as of April 18, 2018.

If this proposal is approved, Proposal 3 is approved and all Eligible Participants tender all Eligible Options in the Option Exchange, we will have 1,717,636 shares available for issuance under the 2013 Plan, including 4,200 shares that are currently available to be granted under the 2013 Plan, an additional 1,500,000 shares that will become available to be issued under our 2013 Plan upon the approval of this proposal and 213,436 shares returned to the 2013 Plan reserve as a result of the Option Exchange, representing 13.8% of our outstanding shares as of April 18, 2018.

Summary of the 2013 Plan

The following summary of the 2013 Plan sets forth the principal features of the 2013 Plan, as amended. This summary is entirely qualified by reference to the 2013 Plan and the amendment thereto, which are attached hereto as Annexes A and B, respectively.

Share Reserve and Limitations. As amended in 2015, the 2013 Plan reserved an aggregate of 1,362,500 shares of our Common Stock for issuance pursuant to awards granted under the 2013 Plan, plus the number of shares that were authorized but unissued under prior plans. The maximum number of shares of our Common Stock available for awards that may be granted to an individual participant during a single year is 112,500. As of April 18, 2018, there were 4,200 shares available for future awards under the 2013 Plan, and following the effectiveness of the Amendment, there will be 1,504,200 shares of our Common Stock available for future awards under the 2013 Plan (not including any shares that may be added to the reserve as a result of the Option Exchange).

Eligibility. All employees and consultants of the Company, its subsidiaries and affiliates and all non-employee members of our Board are eligible to receive awards under the 2013 Plan.

Administration. The 2013 Plan is administered by a committee appointed by our Board (the “Plan Committee”). The Plan Committee’s powers include the ability to: (i) select the employees, consultants and non-employee directors who will receive awards pursuant to the 2013 Plan; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of shares of Common Stock to which an award will relate, the terms and conditions of any award granted under the Stock Plan, including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an award, based in each case on such considerations as the Plan Committee shall determine, and all other matters to be determined in connection with an award; (iv) determine whether, to what extent, and under what circumstances an award may be canceled, forfeited, or surrendered; (v) determine whether, and to certify that, the performance goals to which the settlement of an award is subject are satisfied; (vi) correct any defect or supply any omission or reconcile any inconsistency in the 2013 Plan, and adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the 2013 Plan; (vii) determine the effect, if any, of a change in control of the Company upon outstanding awards; and (viii) construe and interpret the 2013 Plan and make all other determinations as it may deem necessary or advisable for the administration of the 2013 Plan. The Plan Committee may delegate some or all of its powers to any executive officer of our company or any other person, other than its authority to grant awards to certain specified executives.

Types of Awards. Awards that can be granted under the 2013 Plan include Common Stock, deferred stock, restricted stock, restricted stock units (referred to as “RSUs”), stock options and stock appreciation rights (referred to as “SARs” and all collectively referred to as “Awards”).

Common Stock. In a Common Stock award, a participant receives a grant of shares of our Common Stock that are not subject to any restrictions on transfer or other vesting conditions. Upon the grant date, the participant will have all of the customary rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends with respect to such shares.

Deferred Stock. In a deferred stock award, the Company agrees to deliver, subject to certain conditions, a fixed number of shares of our Common Stock to the participant at the end of a specified deferral period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares of deferred stock during the applicable deferral period, and the participant will have no future right to any dividend paid during such period.

Restricted Stock. In a restricted stock award, a participant receives a grant of shares of our Common Stock that are subject to certain restrictions, including forfeiture of such stock upon the happening of certain events. During the restriction period, holders of restricted stock will have the right to vote the shares of restricted stock. No dividends will be paid with respect to shares of restricted stock during the applicable restriction period, and the participant shall have no future right to any dividend paid during such period.

Restricted Stock Units. An RSU is a grant of the right to receive a payment in our Common Stock or cash, or in a combination thereof, equal to the fair market value of a share of our Common Stock on the expiration of the applicable restriction period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares underlying an RSU during the applicable restriction period, and the participant will have no future right to any dividend paid during such period.

Stock Options. Stock options granted under the 2013 Plan may be either incentive stock options or non-qualified stock options. The exercise price of an option shall be determined by the Plan Committee, but must be at least 100% of the fair market value of our Common Stock on the date of the grant. If the participant owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of stock of our company, the exercise price of an incentive stock option must be at least 110% of the fair market value of a share of Common Stock on the date the incentive stock option is granted.

Stock Appreciation Rights. A grant of a SAR entitles the holder to receive, upon exercise of the SAR, the excess of the fair market value of one share of our Common Stock on the date of exercise over the grant price of the SAR as determined by the Plan Committee. The grant price of a SAR may never be less than 100% of the fair market value of a share of Common Stock on the date of grant.

Performance Goals. In the discretion of the Plan Committee, any award may be granted subject to performance goals that must be met by the end of a period specified by the Plan Committee, but that are substantially uncertain to be met before the grant of the award, and that must be based upon one or more of the following as they relate to our company, our subsidiaries or affiliates, or any business unit or department thereof: (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion (xxiv) economic value added or other value added measurements, (xxv) expense targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products , (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products. The Plan Committee may structure awards to qualify for the exemption for performance-based compensation to the limitations on the deductibility of compensation in excess of $1,000,000 paid to certain of our executive officers under Section 162(m) of the Code; however, the Plan Committee retains the discretion to grant awards that are not fully deductible under Section 162(m) of the Code. Performance goals with respect to awards that are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code may be based on one or more of the preceding measures or any other measure that the Plan Committee may determine in its sole discretion. Performance goals may be measured absolutely or relative to an index or peer group.

Effects of a Change in Control. Upon the occurrence of a change in control of the Company, the Plan Committee may, in its discretion: (i) fully vest any or all awards; (ii) determine whether all applicable performance goals have been achieved and the applicable level of performance; (iii) cancel any outstanding awards in exchange for a cash payment of an amount, but not less than zero, equal to the difference between the then fair market value of the award less the exercise or base price of the award; (iv) after having given the participant a chance to exercise any vested outstanding options or SARs, terminate any or all of the participant’s unexercised options or SARs; (v) where the Company is not the surviving corporation after a change in control, cause the surviving corporation to assume or replace all outstanding awards with comparable awards; or (vi) take such other action as the Plan Committee shall determine appropriate.

Effects of Certain Corporate Transactions. In the event of a stock dividend, recapitalization, forward or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other corporate transaction or event that affects our Common Stock, the Plan Committee shall make equitable adjustments in (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding awards, (iii) the aggregate number and kind of shares of Common Stock available under the 2013 Plan, and (iv) the exercise or grant price relating to any award, or if deemed appropriate, the Plan Committee may also make provision for a cash payment with respect to any outstanding award.

Actions Requiring Stockholder Approval. Our Board must obtain stockholder approval in order to take any action that would (i) increase the number of shares subject to the 2013 Plan, except for adjustments upon changes in capitalization; (ii) result in the re-pricing, replacement or repurchase of any option, SAR or other award; or (iii) be required to be submitted for stockholder approval under any federal or state law or regulation or NASDAQ listing rules.

Clawback. Any award granted under the 2013 Plan, including a Common Stock award, will be subject to mandatory repayment by the participant to the Company pursuant to the terms of any company “clawback” or recoupment policy that is directly applicable to the 2013 Plan and set forth in an award agreement or as required by law to be applicable to the participant.

Transfer Restrictions. No award or other right or interest of a participant under the 2013 Plan may be assigned or transferred for any reason during the participant’s lifetime, other than to the Company or any subsidiary or affiliate, and any attempt to do so shall be void and the relevant award shall be forfeited. Notwithstanding the foregoing, the Plan Committee may grant awards, other than incentive stock options, that are transferable by the participant during his or her lifetime, but only to the extent specifically provided in the award agreement entered into with such participant. No incentive stock option shall be transferable other than by will or the laws of descent and distribution.

Effective Date. The Amendment shall become effective subject to and upon approval by our stockholders at the Annual Meeting.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2013 Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE STOCK PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Common Stock. Upon the grant of an award of Common Stock, a participant will recognize ordinary income equal to the difference between the amount paid, if any, for such Common Stock and the fair market value of such Common Stock on the grant date, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. The participant’s tax basis in such shares of Common Stock will equal the fair market value of such shares on the grant date. Upon sale of such shares of Common Stock, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the grant date. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Deferred Stock. A participant recognizes no taxable income and the Company is not entitled to a deduction when deferred stock is awarded. When the deferral period for the award ends and the participant receives shares of the Company’s Common Stock, the participant will recognize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the end of the deferral period. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Restricted Stock. Restricted stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock does not make the election described below, the participant recognizes no taxable income upon the receipt of restricted stock, and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize ordinary income equal to the fair market value of the shares at that time minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such shares when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon a sale of shares of restricted stock, the participant will recognize short-term or long-term gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the lapse of the restrictions. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to recognize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account) minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will recognize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to the fair market value of such shares when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income recognized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of the form of election to his or her federal income tax return for the year in which the shares are received.

Non-Qualified Options. A participant recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Under the 2013 Plan, payment of the exercise price with respect to non-qualified options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant. Payment in Common Stock or restricted stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income, and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options. A participant recognizes no taxable income (except that an alternative minimum tax liability may arise) and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (beginning on the date of exercise and ending on the later of two years from the date of grant or one year from the date of exercise), gain or loss recognized by a participant upon sale of the shares received upon exercise will be a long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will recognize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

Under the 2013 Plan, payment of the exercise price with respect to incentive stock options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of Common Stock or restricted stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

SARs. A participant recognizes no taxable income and the Company is not entitled to a deduction when a SAR is granted. Upon exercising a SAR, a participant will recognize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Withholding. The Company is entitled to deduct from the payment of any award (whether made in stock or in cash) all applicable income, employment and other taxes required by federal, state, local or foreign law to be withheld or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the award. Participants who are subject to the Exchange Act may, and the Plan Committee may allow other participants to, satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

Section 162(m) Limitation on Compensation Deductions. Prior to 2018, under Section 162(m) of the Code, a publicly-held corporation could not deduct compensation paid in any one taxable year in excess of $1,000,000 to a “covered employee” unless the compensation qualified as “performance-based compensation” subject to certain requirements. Prior to the amendment of Section 162(m) of the Code adopted by the Tax Cuts and Jobs Act, as described below, a covered employee for this purpose was the chief executive officer of the corporation and each of the three other most highly compensated officers of the corporation (other than the chief financial officer), as reported to stockholders under the Exchange Act.

The Tax Cuts and Jobs Act, enacted in December 2017, eliminated the “performance-based” compensation exemption under Section 162(m) of the Code and revised the definition of “covered employee.” Therefore, for 2018 and going forward, compensation paid to our CEO, our CFO and to each of our other NEOs (as required to be disclosed in our annual proxy statement pursuant to the Exchange Act) will not be deductible for federal income tax purposes to the extent such compensation exceeds $1,000,000, regardless of whether such compensation would have been considered “performance-based” under prior law. This limitation on deductibility applies to each individual who is a “covered employee” (as defined in Section 162(m) of the Code) in 2017 or becomes a covered employee in any subsequent year, and continues to apply to each such individual for all future years, regardless of whether such individual remains a named executive officer. There is, however, a transition rule that allows “performance-based” compensation in excess of $1,000,000 to continue to be deductible if the remuneration is provided pursuant to a binding contract which was in effect on November 2, 2017 and which was not subsequently materially modified.

Section 409A. Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any Award that provides for the deferral of compensation, such as restricted stock units, that may be paid or settled more than two and one-half months after the end of the year in which it vests, must comply with Section 409A of the Code. If the applicable requirements of Section 409A of the Code are not met with respect to an Award, the value of the ward (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received by the participant at such time. In addition, such violation will result in an additional tax to the participant of 20% of the value of the Award plus applicable interest computed from the date the Award was earned, or if later, the date on which it vested. Participants are urged to consult their tax advisors to determine if Section 409A of the Code has any impact on their Awards.

Section 280G. If the vesting or payment of an Award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs, or is deemed for purposes of Section 280G to occur, in connection with a change in control of the Company, such vesting and/or payment, either alone or when combined with other compensatory payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by a “disqualified individual” and Section 280G of the Code would prevent us or any of our subsidiaries or affiliates, as applicable, from deducting such “excess parachute payment.”

New Plan Benefits

The benefits that will be awarded or paid under the 2013 Plan, as amended, are not currently determinable. Awards granted under the 2013 Plan are within the discretion of the Plan Committee, and the Plan Committee has not determined the number of future awards or who might receive them.

The Board unanimously recommends a vote FOR approval of the Amendment to the 2013 Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2017 and 2016 concerning compensation of Mr. Juergen Stark, our Chief Executive Officer (principal executive officer) (“CEO”); our two most highly compensated executive officers other than our CEO who were serving as executive officers as of December 31, 2017, Mr. John Hanson, our Chief Financial Officer (“CFO”) and Mr. Cristopher Keirn, our Senior Vice President, Global Consumer Sales. We sometimes refer to Messrs. Stark, Hanson and Keirn collectively as our NEOs.

Name and Principal Position	Year	Salary (in $)	Option Awards (in $)(1)	Non-Equity Incentive Plan Compensation (in $)(2)	All Other Compensation (in $)(3)	Total Compensation ($)
Juergen Stark	2017	550,000	95,534	582,946	27,634	1,256,114
Chief Executive Officer, Director	2016	550,000	220,500	535,950	22,727	1,329,177
John Hanson	2017	360,500	22,514	197,296	27,598	607,908
Chief Financial Officer	2016	360,500	40,592	171,680	22,727	595,499
Cristopher Keirn (4)	2017	275,000	10,794	141,452	27,533	454,779
Senior Vice President, Global Consumer Sales

(1)	Amounts shown in this column do not reflect actual compensation received by the NEOs. The “Option Awards” column reports the grant date fair value of stock awards in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“ASC Topic 718”), for stock awards granted during the applicable year and assume no forfeiture rate derived in the calculation of the grant date fair market value. Assumptions used in calculating the value of option awards are included in Note 1 under the heading “Stock-Based Compensation” in the notes to our financial statements included in our most recent Annual Report on Form 10-K. The executive will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of the stock option at the time an option is exercised.
(2)	Includes amounts payable pursuant to the Company’s annual incentive cash bonus plan. 50% of the amounts reported for each individual with respect to 2016 were paid in March 2017 and the remaining 50% was paid in September 2017. 75% of the amounts reported for each individual with respect to 2017 were paid in March 2018 and the remaining 25% are expected to be paid in approximately October 2018. Messrs. Stark and Hanson each received increased bonus compensation in lieu of salary increases in each of 2016 and 2017.
(3)	The amounts reported in the “All Other Compensation” column include the employer portion of and other reimbursement payments pursuant to the Company’s medical and dental plans.
(4)	Mr. Keirn was not a named executive officer in 2016.

Components of Compensation. For 2017, the principal components of compensation for our NEOs included the following:

Base Salary. The Company provides NEOs with base salaries to compensate them for services rendered during the year.

Annual Incentive Bonus. Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on individual and Company performance and that an annual incentive program motivates and incentivizes our NEOs to meet the Company’s corporate goals with respect to each fiscal year.

Long-term Incentive Compensation. The primary purpose of granting equity-based awards is to align the interests of our executives and stockholders so that they share the common goal of long-term stockholder value creation. The Company grants equity-based awards to executives in the form of stock options with time-based vesting requiring continued service through each vesting date. A summary of all stock option awards granted in 2017 to our NEOs is provided below.

Name	Shares Subject to Stock Options
Juergen Stark	112,500
John Hanson	26,513
Cristopher Keirn	12,711

The stock option awards were granted under the Equity Plan. Such awards will generally vest (subject to the executive’s continued employment on the applicable vesting date) as follows: 25% of the award will vest on the first anniversary of the grant date and 1/48th of the award will vest on each of the next 36 monthly anniversaries of the grant date, such that 100% of the award will become vested on the fourth anniversary of the grant date.

Retirement Benefits. The Company maintains a tax-qualified 401(k) Retirement Savings Plan to which all salaried employees, including the NEOs, are able to contribute a portion of their salaries on a pre-tax basis.

Perquisites. The Company provides the NEOs with a limited number of perquisites and other personal benefits to better enable the Company to attract and retain key executives.

Severance. The offer letters for Messrs. Stark, Hanson and Keirn provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. For more information regarding these potential severance payments and benefits, see “Potential Payments upon Termination.”

Retention Bonus Plan

On March 3, 2017, our Board of Directors approved a retention plan (the “Retention Plan”) providing for cash bonuses and equity incentives to certain employees, including our named executive officers. For more information regarding the Retention Plan, see “Potential Payments upon Termination.”

Results of Say-on-Pay Vote and Say-on-Pay Frequency Vote. At our Annual Meeting held on June 14, 2016, we held a non-binding Shareholder say-on-pay vote on the 2015 compensation of our NEOs. Excluding broker non-votes, approximately 88% of the votes cast voted “For” our say-on-pay proposal to approve the compensation of our NEOs. Because of the level of support expressed by our Shareholders for the compensation of our NEOs, the Compensation Committee (“Committee”) did not change its general approach to executive compensation as a result of this vote. Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to consider the outcome of future say-on-pay votes when making compensation decisions for our NEOs.

At our Annual Meeting held on February 21, 2013, we held a non-binding Shareholder vote on the frequency of future say-on-pay votes. The frequency that received the greatest number of votes was three years. After considering the results of these votes, the Board determined that a non-binding Shareholder vote on executive compensation would be conducted once every three years. Accordingly, the Company will hold its next say-on-pay vote in 2019. In 2019, Shareholders will also have the opportunity to vote on the frequency with which we conduct our say-on-pay vote.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the holdings of outstanding stock options and unvested stock awards by our NEOs. The following table includes the number of shares covered by options (under “Option Awards”) currently exercisable and those exercisable within 60 days of April 18, 2018 held by the Company’s NEOs. These outstanding equity awards have been granted to the Company’s NEOs under the Equity Plan.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (Shares)	Option Exercise Price (in $)		Option Expiration Date
Juergen Stark	465,912	0		$7.72	9/3/2022
	52,500	17,500		$7.24	5/29/2025
	60,937	51,563		$4.64	4/4/2026
	0	112,500		$2.04	11/13/2027
John Hanson	12,031 16,590 22,500 11,217 0	1,719 0 7,500 9,493 26,513	$ $ $ $ $	16.52 7.72 7.24 4.64 2.04	11/19/2024 1/30/2024 5/29/2025 4/4/2026 11/13/2027
Cristopher Keirn	13,845	0		$7.72	3/31/2023
	1,500	500		$7.24	5/29/2025
	8,437	6,563		$4.12	3/1/2026
	8,750	11,250		$4.28	8/19/2026
	0	12,711		$2.04	11/13/2027

(1)	Options vest with respect to one-fourth of the shares underlying the option on the first anniversary of the grant date and of 1/48 of the underlying shares on each subsequent monthly anniversary of the grant date for the next 36 months.

POTENTIAL PAYMENTS ON TERMINATION

Offer Letters

The offer letters for Messrs. Stark, Hanson and Keirn provide for certain post-termination severance payments in the event of employment termination under certain circumstances. The Committee believes that these severance benefits provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs with the interests of shareholders, including in the event of a potential acquisition of the Company.

Under the terms of Mr. Stark’s offer letter, dated as of August 13, 2012, if the Company terminates Mr. Stark’s employment without “Cause” or if Mr. Stark terminates his employment for “Good Reason,” in each case, other than following an approved sale of the Company, the Company has agreed to pay Mr. Stark severance consisting of a continuation of his then-current base salary, as well as healthcare continuation benefits, for a period of six months following such termination and a pro-rated portion of his target bonus for the year in which such termination occurs. If such termination occurs following an approved sale of the Company, the Company has agreed to pay Mr. Stark (i) a lump sum payment equal to his then-current annual base salary, (ii) healthcare continuation benefits for a period of one year following such termination and (iii) a pro-rated portion of his target bonus for the year in which such termination occurs.

Under the terms of Mr. Hanson’s offer letter, dated as of September 16, 2013, if Mr. Hanson’s employment is terminated by the Company without “Cause,” he will be entitled to continuation of his annual salary for a period of six months. In addition, if Mr. Hanson’s employment is terminated by the Company without “Cause” or by Mr. Hanson for “Good Reason,” he will be entitled to a pro-rated bonus for the year of termination based upon the average percentage of the applicable target bonuses received by the management team.

Under the terms of Mr. Keirn’s offer letter, dated as of August 15, 2016, if Mr. Keirn’s employment is terminated by the Company without cause, he will be entitled to continuation of his annual salary and benefits for a period of three months.

Retention Program

On March 3, 2017, our Board approved the Retention Plan providing for cash bonuses and equity incentives to certain employees, including our three NEOs. The purpose of the Retention Plan is to encourage the continued employment of the participating employees in the event of a change in control. Pursuant to the Retention Plan, if a participating employee is continuously employed with the Company and in good standing on the date of a change of control (as defined in the Retention Plan), (i) all of the employee’s unvested stock options previously issued under any of the Company’s equity incentive plans will immediately vest unless assumed on substantially similar terms by the acquiring company, (ii) the employee will receive a grant of units (the “Participation Points”) which entitle the employee to a portion of a cash payment, payable on the date which is nine months after the change of control (or within three months for employees not retained by the acquiring company), in an aggregate amount equal to approximately 5% of the enterprise value of the Company (the “Bonus Pool”) at the time of the change in control (as defined in the Retention Plan) and (iii) if the employee is terminated by the acquiring company within one year of the change of control, the employee will be entitled to the following severance payments, subject to executing a release of claims: (x) a lump-sum payment equal to a prorated portion of the employee’s target bonus for the year of termination; (y) continuation of the employee’s base salary for six (6) months following the termination date; and (z) if the employee elects coverage under COBRA, reimbursement for the full amount of premiums for such continuation coverage for a period of six (6) months; provided, however, that, if the employee is also entitled to severance benefits under his or her employment agreement, then the employee shall only be entitled to the greater of each of the components of severance that would be provided under the employee’s employment agreement or under the Retention Plan, but not both. Currently, only Messrs. Stark, Hanson and Keirn participate in the Retention Plan and will receive grants of Participation Points which entitle them to approximately 31%, 16% and 12% of the total Bonus Pool, respectively. Each of Messrs. Stark, Hanson and Keirn have employment agreements that provide for salary continuation severance that is greater than the salary continuation severance that is provided under the Retention Plan. Therefore, if any of Messrs. Stark, Hanson or Keirn were to be entitled to severance benefits under the Retention Plan, they would receive the salary continuation severance benefit provided under the applicable employment agreement (in lieu of salary continuation severance provided under the Retention Plan) and they would receive the other severance benefits provided under the Retention Plan.

Potential Payments on Termination

The following table provides estimates of the potential severance and other post-termination benefits each of the NEOs would have received under certain terminations of employment assuming (1) the executive’s employment was terminated as of December 31, 2017, (2) goals for incentive-based compensation were met at target levels in the year of the executive’s termination and (3) shares of the Company’s stock are worth $1.81 (the closing price of the Company’s stock on December 31, 2017).

Name	Benefit	Termination upon Retirement, Disability or Death (in $)	Resignation for Good Reason prior to a Change in Control (in $)	Termination without Cause prior to a Change in Control (in $)	Termination without Cause or Resignation for Good Reason after a Change in Control (in $)
Juergen Stark	Salary:	—	275,000	275,000	550,000
	Bonus:	—	440,000	440,000	1,772,000
	Accelerated Equity Vesting:	—	—	0	0
	Health Care Benefits:	—	13,817	13,817	27,634
	Total:	—	728,817	728,817	2,349,634
John Hanson	Salary:	—	—	180,250	180,250

	Bonus:	—	144,200	144,200	823,200
	Accelerated Equity Vesting:	—	—	0	0
	Health Care Benefits:	—	—	—	—
	Total:	—	144,200	324,450	1,003,450
Cristopher Keirn	Salary:	—	—	68,750	137,500
	Bonus:	—	—	—	628,000
	Accelerated Equity Vesting:	—	—	0	0
	Health Care Benefits:	—	—	6,884	13,767
	Total:	—	—	75,634	779,267

DIRECTOR COMPENSATION

In considering the Company’s need to attract and retain qualified directors, effective January 2014, the Company adopted a policy for compensating directors who are not employees of the Company for their service. To ensure that the Company compensates non-employee directors in line with market practice, our director compensation program was formulated in consultation with our independent compensation consultant. As described further below, the Company compensates non-employee directors through a mix of cash retainer fees and equity grants that are subject to vesting.

The following table lists 2017 director compensation for all non-employee directors who served as directors in 2017. Directors who are also employees of the Company receive no additional compensation for service as directors. Compensation for Mr. Stark, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section above. In accordance with our general policy for directors who are also employees of the Company, Mr. Stark did not earn additional compensation for his service as a director or for his service as Chairman.

Name	Fees Earned or Paid in Cash (in $)(1)	Option Awards (in $)(2)	Stock Awards (in $)(3)	Total (in $)
L. Gregory Ballard(4)	40,410	20,942	50,000	111,352
Ronald Doornink	150,000	—	—	150,000
Laureen DeBuono(5)	5,000	—	—	5,000
Kenneth A. Fox	—	—	—	—
William E. Keitel	67,500	20,942	50,000	138,442
Andrew Wolfe, Ph.D.	57,056	20,942	50,000	127,998

(1)	Cash fees paid to directors are described below.
(2)	Amounts in this column do not reflect actual compensation received by our directors. The “Option Awards” column reports the aggregate grant date fair value of option awards made to directors during 2017 in accordance with ASC 718 and assume no forfeiture rate. Assumptions used in calculating the value of option awards are included in Note 1 under the heading “Stock-Based Compensation” in the notes to our financial statements included in our most recent Annual Report on Form 10-K. The director will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of the stock option at the time an option is exercised. Option awards to directors are granted under the Equity Plan and the method for determining the number of shares subject to the option is described below.
(3)	Amounts in this column do not reflect actual compensation received by our directors. The “Stock Awards” column reports the aggregate grant date fair value of restricted stock granted to directors during 2017 in accordance with ASC 718 and assume no forfeiture rate. Stock awards to directors are granted under the 2013 Equity Plan, and the method for determining the number of shares subject to the grant is described below.
(4)	Mr. Ballard was appointed as a member of the Board on April 18, 2017.
(5)	Ms. DeBuono resigned from the Board on February 3, 2017.

In 2017, directors who were not employees of the Company received a standard annual cash retainer fee, in addition to special fees for serving as a member of a committee or the chair of a committee, based upon the following schedule:

Annual Cash Base Fee (other than the Chairman of the Board)	$40,000
Supplemental Annual Cash Committee Fees:
• Chairman of the Board	$150,000
• Audit Committee—Chairperson	$20,000

• Audit Committee—Other Members	$10,000
• Compensation Committee—Chairperson	$15,000
• Compensation Committee—Other Members	$7,500
• Nominating and Governance Committee—Chairperson	$10,000
• Nominating and Governance Committee—Other Members	$5,000

There are no Board or committee meeting attendance fees. Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

The Company’s policy regarding providing cash fees to non-employee directors will remain the same for 2018.

In addition to the cash fees described above, the Company intends to continue to make certain equity grants to directors who are not employees of the Company. Upon initial election to the Board, the Company makes an initial grant to each non-employee director of an option to purchase a number of shares of our Common Stock with a grant date fair market value of $50,000 and a grant of restricted shares having a grant date fair market value of $50,000. The initial grants of options and restricted stock are subject to vesting over a period of four years. In addition, each non-employee director receives an annual grant of options to purchase a number of shares of our Common Stock with a grant date fair market value of $50,000 and a grant of restricted shares having a grant date fair market value of $50,000. The annual grants of options and restricted stock vest on the first anniversary of the grant date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF

DECEMBER 31, 2017

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,740,082	$6.20	387,345
Equity compensation plans not approved by security holders	0	0.00	0

Total	1,740,082	$6.20	387,345

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company maintains a policy that the Audit Committee review certain transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy has been communicated orally by the Board.

In determining whether to approve, disapprove or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable to the Company than terms that would otherwise be generally available to the Company if the transaction was entered into under the same or similar circumstances with a party unaffiliated with the Company and (2) the extent of the interest of the related party in the transaction.

Stockholder Agreement and Lock-Up

On January 15, 2014, we completed a merger (the “Merger”) in accordance with the terms and conditions of an Agreement and Plan of Merger dated August 5, 2013 among the Company, VTB Holdings, Inc. (“VTBH”) and Merger Sub (the “Merger Agreement”). As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of the Company, and the Company issued to the former holders of VTBH common stock and Series A Preferred Stock (the “VTB Stockholders”) an aggregate of approximately 7.6 million shares of our Common Stock.

Concurrently with the execution of the Merger Agreement, we and the VTB Stockholders entered into a stockholder agreement, (the “Stockholder Agreement”) pursuant to which the VTB Stockholders agreed to certain restrictions and other provisions with respect to the shares of Common Stock that we subsequently issued to them upon completion of the Merger, collectively referred to as the “merger shares.”

Registration Rights. Pursuant to the Stockholder Agreement, the VTB Stockholders are entitled to certain registration rights covering the merger shares, including customary piggyback registration rights for all VTB Stockholders and demand registration rights for SG VTB Holdings, LLC, our largest stockholder (“SG VTB”). The Stockholder Agreement also includes customary indemnification and expense reimbursement obligations in connection with registrations of merger shares conducted pursuant to the Stockholder Agreement.

Controlled Company; Voting Agreement. Pursuant to the Stockholder Agreement, the VTB Stockholders also agreed to the formation of a group, referred to as the “Stockholder Group,” for purposes of the Exchange Act. The VTB Stockholders provided these block voting covenants to cause the Company to qualify as a “controlled company” under the NASDAQ listing standards following the closing of the Merger. As a result of certain open market transactions and other issuances of our common stock in April 2018, the VTB Stockholders (as defined below under the heading, “Certain Relationships and Related Party Transactions – Stockholder Agreement and Lock-Up”) no longer own a majority of our outstanding common stock. Accordingly, we are no longer a “controlled company” within the meaning of the listing standards of NASDAQ.

Director Nominations; Chief Executive Officer. Pursuant to the Stockholder Agreement, SG VTB has the right to nominate for election to the Board (or remove from the Board, as applicable) seven directors (including the Chief Executive Officer of the Corporation and two independent directors), so long as the SG VTB and its affiliates collectively beneficially own at least 10% of our outstanding common stock. In addition, SG VTB’s consent is required to hire or terminate any Chief Executive Officer of the Company.

Termination. Most of the provisions of the Stockholder Agreement will terminate upon the earlier of (i) the dissolution of the Company (unless the Company continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction) and (ii) the consummation of a disposition of shares by SG VTB and its affiliates that would have the effect of transferring to a person or group that is not an affiliate of SG VTB or a portfolio company of one or more SG VTB affiliates, a number of shares of Common Stock such that, following the consummation of such disposition, such person or group would possess the voting power to elect a majority of our Board, or the board of directors (or similar body) of any successor entity; provided however, that (a) for so long as SG VTB and its affiliates collectively own any merger shares, the registration rights set forth in the Stockholder Agreement will not terminate without the prior written consent of SG VTB and (b) the indemnification provisions with respect to the registration rights in the Stockholder Agreement survive any termination of the Stockholder Agreement.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, this Proxy Statement or our Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: Turtle Beach Corporation, c/o Liolios Group, 20371 Irvine Avenue, Suite A-100, Newport Beach, California 92660, Attn: Cody Slach, (949) 574-3860. If you want to receive separate copies of any of these documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors
/s/ Juergen Stark
Juergen Stark
Chief Executive Officer and President

April 30, 2018

VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSTURTLE BEACH CORPORATION11011 Via Frontera, Suite A/B If you would like to reduce the costs incurred by our company in mailing proxy SUITE A materials, you can consent to receiving all future proxy statements, proxy cards SAN DIEGO, CA 92127 and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials 1 electronically in future years.Investor Address Line 1 Investor Address Line 2Investor Address Line 3 OF VOTE BY PHONE - 1-800-690-69031 1Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ETInvestor Address Line 4 on 06/11/2018. Have your proxy card in hand when you call and then follow theInvestor Address Line 5 instructions.John Sample 1234 ANYWHERE STREET 2 VOTE BY MAILANY CITY, ON A1A 1A1 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.CONTROL # NAMETHE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345PAGE 1 OF 2xTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of theThe Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2 0 0 01. Election of Directors Nominees 000000000001 Juergen Stark 02 Ronald Doornink 03 Kenneth A. Fox 04 William E. Keitel 05 Andrew Wolfe, Ph.D.06 L. Gregory BallardThe Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain2 To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal 0 0 0 year ending December 31, 2018.3 To approve a one-time stock option exchange program to permit the Company to cancel certain stock options held 0 0 0 by certain of our employees (including our executive officers) and our non-employee directors in exchange for new or replacement options exercisable at a reduced exercise price for a reduced number of shares of our common stock (with the balance returned to the 2013 Plan (as defined below) share reserve).4 To approve an amendment to the Company’s 2013 Stock-Board Incentive Compensation Plan, as amended, (the “2013 0 0 0 Plan”) to (x) increase the total number of shares of common stock authorized for grant thereunder from 1,362,500 shares to 2,862,500 shares (y) increase the maximum number of shares of common stock available for grant to any individual plan participant in a calendar year from 112,500 shares to 500,000 shares and (z) assuming Proposal 3, is approved exclude the replacement options issued in the option exchange from the calculation such individual annual grant limits under the plan.5 To transact such other business that is properly presented at the Annual Meeting and any adjournments or 0 0 0 . 17 postponements thereof.. 1. 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. R1 _ 1Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.0000381928 SHARESCUSIP # JOB # SEQUENCE #Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.comTURTLE BEACH CORPORATION Annual Meeting of Shareholders June 12, 2018 9:00 AMThis proxy is solicited by the Board of DirectorsThe undersigned hereby appoint(s) Juergen Stark and John T. Hanson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TURTLE BEACH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, PDT on June 12, 2018, at the Hotel Karlan San Diego, 14455 Penasquitos Drive, San Diego, CA 92129, and any postponements, continuations, or adjournments thereof with all powers which the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL ONE AND FOR PROPOSALS TWO, THREE AND FOUR. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THERWITH.This proxy has been solicited by or for the benefit of the Board of Directors of the Company. I understand that I may revoke this proxy only by written instructions to that effect, signed and dated by me, which must be actually received prior to commencement of the Annual Meeting.. 17 . 1 . 0 R1 _ 2 0000381928Continued and to be signed on reverse side